Exhibit 99.1
KINDER MORGAN INCREASES DIVIDEND FIVE PERCENT AND ANNOUNCES RESULTS FOR FIRST QUARTER OF 2020

HOUSTON, April 22, 2020 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2625 per share for the first quarter ($1.05 annualized), payable on May 15, 2020, to common stockholders of record as of the close of business on May 4, 2020. This dividend represents a 5 percent increase over the fourth quarter 2019.

KMI is reporting first quarter net loss attributable to KMI of $306 million, compared to net income attributable to KMI of $556 million in the first quarter of 2019; and distributable cash flow (DCF) of $1,261 million, an 8 percent decrease over the first quarter of 2019. The net loss was primarily due to $950 million of non-cash impairments of assets and goodwill associated with certain oil and gas producing assets in KMI’s CO2 segment driven by the recent sharp decline in crude oil prices.

“The board deliberated thoughtfully with regard to this quarter’s dividend,” said KMI Executive Chairman Richard D. Kinder. “While we have the financial wherewithal to pay our previously planned dividend increase, with significant coverage, in unprecedented times such as these, the wise choice is to preserve flexibility and balance sheet capacity. Consequently, we are not increasing the dividend to the $1.25 annualized that we projected, under far different circumstances, in July of 2017. Nevertheless, as a sign of our confidence in the strength of our business and the security of our cash flows, we are increasing the dividend to $1.05 annualized, a five percent increase. In doing so, we believe we have struck the proper balance between maintaining balance sheet strength and returning value to our shareholders. We remain committed to increasing the dividend to $1.25 annualized. Assuming a return to normal economic activity, we would expect to make that determination when the board meets in January 2021 to determine the dividend for the fourth quarter of 2020.”

“With the collapse of OPEC-plus on March 6 and the widespread shut down of the U.S. economy beginning in mid-March, we immediately re-examined our capital spending, our expenses, and how we operate. Our priorities are the protection of our co-workers and their families and the continued operation of our assets, which are essential to businesses and communities across the country. All of our businesses are running and we have modified our operations to keep our employees safe. We are reducing our expenses and sustaining capital expenditures by over $100 million combined versus our budget without sacrificing safety. We have also reduced our expansion capital outlook for 2020 by approximately $700 million, or almost 30 percent. These actions more than offset the reduction in DCF and are expected to result in an improvement in DCF less expansion capital expenditures of approximately $200 million compared to budget. In addition, the actions we have taken over the last several years to strengthen our balance sheet, including reducing our debt by almost $10 billion since the third quarter of 2015, have strengthened us for these challenging times. The services we provide continue to be needed to meet our customers’ energy transportation and storage needs. Our business model, which secures much of our cash flows on a take or pay basis independent of underlying commodity prices, positions us well even in the current environment,” said KMI Chief Executive Officer Steve Kean.

“Sharp declines in both commodity prices and refined product demand in the wake of the COVID-19 pandemic clearly affected our business and will continue to do so in the near term. Largely due to the non-cash impairments noted above, we generated a first quarter earnings per common share loss of $0.14, compared to earnings of $0.24 in the first quarter of 2019. At the same time, we saw strong financial contributions from the Natural Gas Pipelines group in the first quarter that were offset by the impact of the sale of the U.S. portion of the Cochin pipeline in the fourth quarter of 2019. Volumes on our gas pipelines were up 8 percent year over year and strength in transportation volumes has continued into April,” said KMI President Kim Dang.

“Adjusted earnings per share in the first quarter of 2020 were down 5 percent compared to the first quarter of 2019. At $0.55 per common share, DCF per share was down $0.05 from the first quarter of 2019, yet we achieved $664 million of excess DCF above our declared dividend.

“We made substantial progress on our Permian Highway Pipeline project, with the right-of-way secured and construction activities well underway all along the route. As previously announced, given the slower than anticipated pace of regulatory approvals, we expect the project to be in service early in 2021. We also made good progress on the Elba Liquefaction project, with the fifth of ten liquefaction units placed in service during the quarter, and the sixth on April 20. The remaining four units are expected to be placed in service during the spring and summer of this year,” concluded Dang.

2020 Outlook

For 2020, KMI’s budget contemplated DCF of approximately $5.1 billion ($2.24 per common share) and Adjusted EBITDA of approximately $7.6 billion. Because of the COVID-19 pandemic-related reduced energy demand and the sharp decline in commodity prices, the company now expects DCF to be below plan by approximately 10 percent and Adjusted EBITDA to be below plan by approximately 8 percent. As a result, KMI now expects to end 2020 with a Net Debt-to-Adjusted EBITDA ratio of approximately 4.6 times, consistent with our long-term objective of around 4.5 times. Because considerable uncertainty exists with respect to the future pace and extent of a global economic recovery from the effects of the COVID-19 pandemic, Table 8 below provides assumptions and sensitivities for impacts on our business that may be affected by that uncertainty.

Market conditions also result in a number of planned expansion projects no longer meeting our internal return thresholds, and we are therefore reducing the budgeted $2.4 billion expansion projects and contributions to joint ventures for 2020 by approximately $700 million. With this reduction, DCF less expansion capital expenditures is improved by approximately $200 million compared to budget, helping to keep our balance sheet strong.

KMI expects to use internally generated cash flow to fully fund its 2020 dividend payments, as well as all of its 2020 discretionary spending, with no need to access equity markets.

As of March 31, 2020, we had over $3.9 billion of borrowing capacity under our credit facility. We believe our cash from operations, current cash on hand and excess borrowing capacity are more than adequate to allow us to manage our day-to-day cash requirements as well as the debt maturing over the next 12 months.

Due to the impracticality of predicting certain amounts required by GAAP such as unrealized gains and losses on derivatives marked to market and potential changes in estimates for certain contingent liabilities, KMI does not provide budgeted net income attributable to KMI and net income, the GAAP financial measures most directly comparable to the non-GAAP financial measures of DCF and Adjusted EBITDA, respectively, or budgeted metrics derived therefrom (such as the portion of net income attributable to an individual capital project, the GAAP financial measure most directly comparable to Project EBITDA).

Overview of Business Segments

“The Natural Gas Pipelines segment’s financial performance was down slightly for the first quarter of 2020 relative to the first quarter of 2019,” said Dang. “The segment saw higher earnings due to contributions from the Elba Liquefaction and the Gulf Coast Express (GCX) projects, offset by earnings lost from the sale of the U.S. portion of the Cochin pipeline in the fourth quarter of 2019, as well as reduced contributions from Tennessee Gas Pipeline (TGP) due to historically mild weather in the Northeast and the impact of the FERC 501-G rate settlement. Excluding the impact of the Cochin sale, the segment’s financial performance in the first quarter of 2020 was slightly better than the same period in 2019.”

Natural gas transport volumes were up 8 percent compared to the first quarter of 2019, with the largest gains on GCX, TGP, Colorado Interstate Gas (CIG), El Paso Natural Gas (EPNG), and the Texas Intrastates. Gains on GCX were due to its being placed in service, TGP benefited from increased LNG deliveries, CIG from DJ growth and higher heating demand, EPNG benefited from natural gas-fired power generation replacing coal, and the Texas Intrastates from the continued growth in the Texas Gulf Coast market. Natural gas gathering volumes were up 2 percent from the first quarter of 2019 due primarily to higher volumes from our Eagle Ford and Bakken systems, partially offset by decreased volumes on our KinderHawk system. Excluding the impact of the Cochin sale, NGL transport volumes were down 6 percent compared to the first quarter of 2019, due to lower volumes on Utopia.

“The severe decline in commodity prices during the first quarter which impacted inventory value on our transmix and crude and condensate assets, as well as lower refined product demand in March, reduced contributions from the Products Pipelines segment. These impacts were partially offset by higher average tariffs on our refined product pipelines as well as higher volumes on our Bakken Crude assets,” Dang said.

Crude and condensate pipeline volumes were up 9 percent compared to the prior period, in part due to KMCC’s new connection to Permian Basin production via the Gray Oak Pipeline. In spite of the decline in volumes in March mentioned above, total refined product volumes were flat compared to the first quarter of 2019.

“Terminals segment earnings were lower compared to the first quarter of 2019 predominantly driven by the impact of the December 2019 sale of KML. Despite the emergence of COVID-19 related headwinds towards the end of the quarter, our liquids business continued to perform well and benefit from strong utilization, with the current contango commodity pricing environment driving incremental storage demand across our network of nearly 80 million barrels of storage capacity,” said Dang. “The liquids business currently accounts for approximately 78 percent of the segment total earnings.”

Excluding the impact of the sale of KML, contributions from the Terminals segment’s bulk business were essentially flat compared to the first quarter of 2019, with gains at our petroleum coke and steel handling operations largely offsetting continued weakness in export coal volumes.

“The CO2 segment was negatively impacted versus the first quarter of 2019 primarily by lower crude and CO2 volumes, as well as lower NGL prices, partially offset by higher realized crude prices. Our weighted average NGL price for the quarter was down $6.24 per barrel, or 24 percent from the first quarter of 2019. Our realized weighted average crude oil price for the quarter was up 12 percent at $54.61 per barrel compared to $48.67 per barrel for the first quarter of 2019, largely driven by our Midland/Cushing basis hedges,” said Dang. “First quarter 2020 combined oil production across all of our fields was down 6 percent compared to the same period in 2019 on a net to KMI basis.”

Other News

Corporate

•
On January 9, 2020, KMI announced the sale of all of the approximately 25 million shares of Pembina stock it received in connection with Pembina’s acquisition of KML. KMI used the approximately $764 million in after-tax proceeds from the sale to repay maturing debt.

•	In February 2020, TGP issued $1 billion in senior notes due in March 2030. The proceeds were used to repay $550 million in intercompany notes due to KMI and for general corporate purposes.

•	During March 2020, KMI repurchased approximately 3.6 million common shares for approximately $50 million at an average price of $13.94 per share.

•
Due to the public health impact of COVID-19 and out of concern for the health and well-being of KMI’s stockholders and employees, the Board has authorized KMI to change the format of its annual meeting of stockholders, to be held on Wednesday, May 13, 2020 to a virtual meeting format. In the coming days, KMI will issue a press release to provide stockholders with instructions for accessing the meeting.

Natural Gas Pipelines

•
Construction activities on the Permian Highway Pipeline (PHP) are now fully underway, and are nearly complete on the portion of the project in the Waha area in Texas. The approximately $2 billion project is designed to transport up to 2.1 Bcf/d of natural gas through approximately 430 miles of 42-inch pipeline from the Waha area to U.S. Gulf Coast and Mexico markets. PHP is expected to be in service early in 2021. The total 2.1 Bcf/d of capacity is fully subscribed under long-term, binding agreements. Kinder Morgan Texas Pipeline (KMTP), EagleClaw Midstream and Altus Midstream each hold an ownership interest of approximately 26.7 percent, and an affiliate of an anchor shipper has a 20 percent interest. KMTP is building and will operate the pipeline.

•
Elba Liquefaction Company (ELC) is continuing the commissioning and startup of the ten liquefaction units that comprise its portion of the Elba Liquefaction project. The fifth unit was placed in service in March, and the sixth on April 20. The remaining four units are expected to be placed in service during the spring and summer of 2020. The facility will have a total liquefaction capacity of approximately 2.5 million tonnes per year of LNG, equivalent to approximately 350 million cubic feet per day (MMcf/d) of natural gas. The nearly $2 billion project is supported by long term contracts with Shell. ELC, a KMI joint venture with EIG Global Energy Partners as a 49 percent partner, owns the liquefaction units and other ancillary equipment. Other facilities associated with the project are 100 percent owned by KMI.

•
The Dayton Loop Project was placed in service in February 2020, and is providing incremental takeaway capacity from the East Texas and Goodrich areas to the Houston Ship Channel, Texas City and Katy market areas. Construction activities continue on other projects across KMI’s Texas intrastate system, and the company is investing approximately $260 million in a collection of projects designed to increase capacity by approximately 1.4 Bcf/d and improve connectivity across its Texas intrastate system. The additional projects are designed to support the distribution of significant incremental volumes as GCX, PHP and other new Permian Basin takeaway projects deliver into the U.S. Gulf Coast and Mexico markets.

•
The approximately $56 million Sierrita Gas Pipeline Expansion Project (KMI share: approximately $20 million) was placed in service on April 12, 2020. This project will increase the pipeline’s capacity by approximately 323,000 Dth/d to 524,000 Dth/d, and consists of a new 15,900 horsepower compressor station in Pima County, Arizona. KMI is a 35 percent owner and the operator of Sierrita Gas Pipeline.

•
On February 21, 2020, FERC issued a 7c certificate to Natural Gas Pipeline Company of America (NGPL) for its Gulf Coast Southbound project. On March 31, 2020, the FERC approved NGPL’s request to proceed with construction. The approximately $230 million project (KMI’s share: $115 million) will increase southbound capacity on NGPL’s Gulf Coast System by approximately 300,000 Dth/d to serve Corpus Christi Liquefaction, LLC. The project is supported by a long-term take-or-pay contract and is expected to be placed into service in the first half of 2021.

Products Pipelines

•
The Roanoke Expansion Project was placed in service on April 1, 2020. The full project (KMI’s share: approximately $25 million) adds approximately 21,000 bpd of incremental refined petroleum products capacity on the Plantation Pipe Line system from the Baton Rouge, Louisiana and Collins, Mississippi origin points to the Roanoke, Virginia area. The project consisted primarily of additional pump capacity and operational storage.

Terminals

•
Construction activities continue on a series of projects at Kinder Morgan’s Pasadena Terminal and Jefferson Street Truck Rack, located on the Houston Ship Channel. These approximately $127 million projects include increasing flow rates on inbound pipeline connections and outbound dock lines, tank modifications that will add butane blending and vapor combustion capabilities to 10 storage tanks, expansion of the current methyl tert-butyl ether storage and blending platform, and a new dedicated natural gasoline (C5) inbound connection, which was recently placed in service. The improvements are supported by a long-term agreement with a major refiner and are expected to be completed by the end of the second quarter of 2020.

•
Construction activities continue for the butane-on-demand blending system for 25 tanks at KMI’s Galena Park Terminal. The approximately $45 million project will include construction of a 30,000-barrel butane sphere and a new inbound C4 pipeline connection, as well as tank and piping modifications to extend butane blending capabilities to 25 tanks, two ship docks, and six cross-channel pipelines. The project is supported by a long-term agreement with an investment grade midstream company and is expected to be completed in the first quarter of 2021.

•
Construction continues on an expansion of Kinder Morgan’s market-leading Argo ethanol hub. The project, which spans both the Argo and Chicago Liquids facilities, includes 105,000 barrels of additional ethanol storage capacity and enhancements to the system’s rail loading, rail unloading and barge loading capabilities. The approximately $19 million project will improve the system’s inbound and outbound modal balances, adding greater product-clearing efficiencies to this industry-critical pricing and liquidity hub. The project is expected to be completed in the third quarter of 2020.

•
Construction activities have begun on a facility upgrade at the Battleground Oil Specialty Terminal Company LLC (BOSTCO), a leading fuel oil storage terminal on the Houston Ship Channel. The upgrade will add piping to allow for segregation of high sulfur and low sulfur fuel oils. Detailed engineering and design work is underway on the approximately $22 million project, which is expected to be placed in-service in the fourth quarter of 2020. KMI owns a 55 percent interest in and is the operator of BOSTCO.

CO2

•
The CO2 segment remains focused on capital discipline. The segment has prioritized and reviewed its 2020 projects, taking into account current pricing, and has eliminated projects that do not generate attractive returns.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Our mission is to provide energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of people, communities and businesses. Our vision is delivering energy to improve lives and create a better world. We own an interest in or operate approximately 83,000 miles of pipelines and 147 terminals. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals store and handle various commodities including gasoline, diesel fuel chemicals, ethanol, metals and petroleum coke. For more information, please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, April 22, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings. A supplemental Investor Update presentation is also available on the same page as the webcast link.

Non-GAAP Financial Measures

The non-generally accepted accounting principles (non-GAAP) financial measures of Adjusted Earnings and distributable cash flow (DCF), both in the aggregate and per share for each; segment earnings before depreciation, depletion, amortization (DD&A), amortization of excess cost of equity investments and Certain Items (Adjusted Segment EBDA); net income before interest expense, income taxes, DD&A, amortization of excess cost of equity investments and Certain Items (Adjusted EBITDA); Net Debt; Net Debt to Adjusted EBITDA; Project EBITDA; and Free Cash Flow in relation to our CO2 segment are presented herein.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP financial measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). (See the accompanying Tables 4 and 7.)

Adjusted Earnings is calculated by adjusting net (loss) income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Earnings is used by us and certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of the Company’s ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income to Kinder Morgan, Inc. Adjusted

Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per common share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net (loss) income attributable to Kinder Morgan, Inc. for Certain Items (Adjusted Earnings), and further by DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. DCF is a significant performance measure useful to management and external users of our financial statements in evaluating our performance and in measuring and estimating the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income to Kinder Morgan, Inc. DCF per common share is DCF divided by average outstanding common shares, including restricted stock awards that participate in common dividends. (See the accompanying Tables 2 and 3.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. General and administrative expenses and certain corporate charges are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Adjusted Segment EBDA is a useful performance metric because it provides management and external users of our financial statements additional insight into the ability of our segments to generate segment cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Adjusted Segment EBDA is Segment EBDA. (See the accompanying Tables 3 and 7.)

Adjusted EBITDA is calculated by adjusting net income before interest expense, income taxes, and DD&A, including amortization of excess cost of equity investments, (EBITDA) for Certain Items, KMI’s share of unconsolidated joint venture (JV) DD&A and income tax expense (net of our partners’ share of consolidating JV DD&A and income tax expense), and net income attributable to noncontrolling interests that is further adjusted for KML noncontrolling interests (net of its applicable Certain Items) for the periods presented through KML’s sale on December 15, 2019. Adjusted EBITDA is used by management and external users, in conjunction with our Net Debt (as described further below), to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income. (See the accompanying Tables 3 and 4.)

Net Debt, as used in this news release, is a non-GAAP financial measure that management believes are useful to investors and other users of our financial information in evaluating our leverage. Net Debt is calculated by subtracting from debt (i) cash and cash equivalents, (ii) the preferred interest in the general partner of Kinder Morgan Energy Partners L.P. (which was redeemed in January 2020), (iii) debt fair value adjustments and (iv) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps.  We believe the most comparable measure to Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

Project EBITDA, as used in this news release, is calculated for an individual capital project as earnings before interest expense, taxes, DD&A and general and administrative expenses attributable to such project, or for JV projects, our percentage share of the foregoing. Management uses Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project.

Free Cash Flow, as used in relation to our CO2 segment, is calculated by reducing Segment EBDA (GAAP) by Certain Items and capital expenditures (sustaining and expansion). Management uses Free Cash Flow as an additional performance measure for our CO2 segment. We believe the GAAP measure most directly comparable to Free Cash Flow is Segment EBDA (GAAP). (See the accompanying Table 7).

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; the future impact on our business of the global economic consequences of the COVID-19 pandemic, KMI’s expected DCF and Adjusted EBITDA for 2020 and expected Net Debt-to-Adjusted EBITDA ratio at the end of 2020; anticipated dividends; and KMI’s capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. In addition to the risk factors described herein, other important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2019 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), its Current Report on Form 8-K dated April 22, 2020 and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
(713) 420-6397	km_ir@kindermorgan.com
Newsroom@kindermorgan.com	www.kindermorgan.com

Table 1 Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of (Loss) Income (Unaudited, in millions except per share amounts)

	Three Months Ended March 31,		% change
	2020	2019
Revenues	$3,106	$3,429
Operating costs, expenses and other
Costs of sales	663	948
Operations and maintenance	620	598
Depreciation, depletion and amortization	565	593
General and administrative	153	154
Taxes, other than income taxes	92	118
Loss on impairments and divestitures, net	971	—
Other income, net	(1)	—
Total operating costs, expenses and other	3,063	2,411
Operating income	43	1,018
Other income (expense)
Earnings from equity investments	192	192
Amortization of excess cost of equity investments	(32)	(21)
Interest, net	(436)	(460)
Other, net	2	10
(Loss) income before income taxes	(231)	739
Income tax expense	(60)	(172)
Net (loss) income	(291)	567
Net income attributable to NCI	(15)	(11)
Net (loss) income attributable to Kinder Morgan, Inc.	$(306)	$556
Class P Shares
Basic and diluted (loss) earnings per common share	$(0.14)	$0.24	(158)%
Basic and diluted weighted average common shares outstanding	2,264	2,262	—%
Declared dividends per common share	$0.2625	$0.25	5%
Adjusted Earnings (1)	$541	$571	(5)%
Adjusted Earnings per common share (1)	$0.24	$0.25	(4)%

Note
(1)
Adjusted Earnings is Net (loss) income attributable to Kinder Morgan, Inc. adjusted for Certain Items, see Table 2. Adjusted Earnings per common share uses Adjusted Earnings and applies the same two-class method used in arriving at basic (loss) earnings per common share.

Table 2 Kinder Morgan, Inc. and Subsidiaries Preliminary Net (Loss) Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings and DCF Reconciliation (Unaudited, in millions)

	Three Months Ended March 31,		% change
	2020	2019
Net (loss) income attributable to Kinder Morgan, Inc. (GAAP)	$(306)	$556
Total Certain Items	847	15
Adjusted Earnings (1)	541	571	(5)%
DD&A and amortization of excess cost of equity investments for DCF (2)	691	708
Income tax expense for DCF (1)(2)	181	195
Cash taxes (3)	(3)	(13)
Sustaining capital expenditures (3)	(141)	(115)
Other items (4)	(8)	25
DCF	$1,261	$1,371	(8)%
Table 3 Kinder Morgan, Inc. and Subsidiaries Preliminary Adjusted Segment EBDA, Adjusted EBITDA and DCF (Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,		% change
	2020	2019
Natural Gas Pipelines	$1,179	$1,201	(2)%
Products Pipelines	273	293	(7)%
Terminals	257	299	(14)%
CO2	175	189	(7)%
Adjusted Segment EBDA (1)	1,884	1,982	(5)%
General and administrative and corporate charges (1)	(140)	(158)
KMI's share of JV DD&A and income tax expense (1)(5)	119	126
Net income Attributable to NCI (net of KML NCI and Certain Items) (1)	(15)	(3)
Adjusted EBITDA	1,848	1,947	(5)%
Interest, net (1)	(435)	(458)
Cash taxes (3)	(3)	(13)
Sustaining capital expenditures (3)	(141)	(115)
KML NCI DCF adjustments (6)	—	(15)
Other items (4)	(8)	25
DCF	$1,261	$1,371	(8)%
Weighted average common shares outstanding for dividends (7)	2,277	2,275
DCF per common share	$0.55	$0.60
Declared dividends per common share	$0.2625	$0.25

Notes
(1)	Amounts are adjusted for Certain Items. See Tables 4 and 7 for more information.
(2)	Includes KMI's share of DD&A or income tax expense from JVs, as applicable. 2019 amounts are also net of DD&A or income tax expense Attributable to KML NCI.
(3)	Includes KMI's share of cash taxes or sustaining capital expenditures from JVs, as applicable.
(4)	Includes non-cash pension expense and non-cash compensation associated with our restricted stock program.
(5)	KMI's share of unconsolidated JV DD&A and income tax expense, net of consolidating JV partners' share of DD&A.
(6)	2019 amount represents the combined net income, DD&A and income tax expense adjusted for Certain Items, as applicable, Attributable to KML NCI. See Table 7.
(7)	Includes restricted stock awards that participate in common share dividends.

Table 4 Kinder Morgan, Inc. and Subsidiaries Preliminary Net (Loss) Income to Adjusted EBITDA Reconciliation (Unaudited, in millions)

	Three Months Ended March 31,		% change
	2020	2019
Net (loss) income (GAAP)	$(291)	$567	(151)%
Certain Items:
Fair value amortization	(8)	(8)
Legal, environmental and taxes other than income tax reserves	(8)	17
Change in fair value of derivative contracts (1)	(36)	10
Loss on impairments and divestitures, net (2)	371	2
Loss on impairment of goodwill (3)	600	—
Income tax Certain Items	(96)	2
Other	24	(8)
Total Certain Items	847	15
DD&A and amortization of excess cost of equity investments	597	614
Income tax expense (4)	156	170
KMI's share of JV DD&A and income tax expense (4)(5)	119	126
Interest, net (4)	435	458
Net income attributable to NCI (net of KML NCI (4))	(15)	(3)
Adjusted EBITDA	$1,848	$1,947	(5)%

Notes
(1)	Gains or losses are reflected in our DCF when realized.
(2)
2020 amount primarily includes a pre-tax non-cash impairment loss of $350 million related to oil and gas producing assets in our CO2 business segment driven by low oil prices and is reported within “Loss on impairments and divestitures, net” on the accompanying Preliminary Consolidated Statement of Income. (See Table 1.)

(3)	2020 amount represents an impairment of goodwill associated with our CO2 reporting unit.
(4)	Amounts are adjusted for Certain Items. See Table 7 for more information.
(5)	KMI's share of unconsolidated JV DD&A and income tax expense, net of consolidating JV partners' share of DD&A.

Table 5 Volume and CO2 Segment Hedges Highlights (Historical pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended March 31,
	2020	2019
Natural Gas Pipelines
Transport volumes (BBtu/d)	39,095	36,044
Sales volumes (BBtu/d)	2,495	2,332
Gas gathering volumes (BBtu/d)	3,361	3,301
NGLs (MBbl/d) (1)	30	32
Products Pipelines (MBbl/d)
Gasoline (2)	961	980
Diesel fuel	358	337
Jet fuel	293	294
Total refined product volumes	1,612	1,611
Crude and condensate	702	643
Total delivery volumes (MBbl/d)	2,314	2,254
Terminals (1)
Liquids leasable capacity (MMBbl)	79.5	79.3
Liquids utilization %	93.7%	94.0%
Bulk transload tonnage (MMtons)	13.0	13.6
CO2
SACROC oil production	23.19	24.43
Yates oil production	7.04	7.25
Katz and Goldsmith oil production	3.36	4.11
Tall Cotton oil production	2.41	2.61
Total oil production - net (MBbl/d) (4)	36.00	38.40
NGL sales volumes - net (MBbl/d) (4)	9.84	10.10
CO2 production - net (Bcf/d)	0.55	0.63
Realized weighted average oil price per Bbl	$54.61	$48.67
Realized weighted average NGL price per Bbl	$19.74	$25.98

CO2 Segment Hedges	Remaining 2020	2021	2022	2023
Crude Oil (3)
Price ($/barrel)	$55.60	$54.15	$54.60	$52.81
Volume (barrels per day)	31,070	16,600	7,700	4,000
NGLs
Price ($/barrel)	$28.66	$23.88
Volume (barrels per day)	5,353	247
Midland-to-Cushing Basis Spread
Price ($/barrel)	$0.14
Volume (barrels per day)	31,100

Notes
(1)	Volumes for assets sold are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6 Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited, in millions)

	March 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$360	$185
Other current assets	2,736	3,053
Property, plant and equipment, net	36,041	36,419
Investments	7,886	7,759
Goodwill	20,851	21,451
Deferred charges and other assets	5,656	5,290
Total assets	$73,530	$74,157
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Short-term debt	$3,540	$2,377
Preferred interest in general partner of KMP	—	100
Other current liabilities	2,068	2,623
Long-term debt	29,955	30,883
Debt fair value adjustments	1,450	1,032
Other	2,260	2,253
Total liabilities	39,273	39,268
Redeemable Noncontrolling Interest	793	803
Other shareholders' equity	33,168	34,075
Accumulated other comprehensive loss	(62)	(333)
KMI equity	33,106	33,742
Noncontrolling interests	358	344
Total shareholders' equity	33,464	34,086
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$73,530	$74,157

Net Debt (1)	$32,562	$33,031

	Adjusted EBITDA Twelve Months Ended
	March 31,	December 31,
Reconciliation of Net Income to Adjusted EBITDA	2020	2019
Net income (GAAP)	$1,381	$2,239
Total Certain Items	803	(29)
Net income attributable to NCI (net of KML NCI) (2)	(29)	(16)
DD&A and amortization of excess cost of equity investments	2,477	2,494
Income tax expense (3)	613	627
KMI's share of JV DD&A and income tax expense (3)	481	487
Interest, net (3)	1,793	1,816
Adjusted EBITDA	$7,519	$7,618

Net Debt to Adjusted EBITDA	4.3	4.3

Notes
(1)
Amounts exclude: (i) the preferred interest in general partner of KMP (which was redeemed in January 2020); (ii) debt fair value adjustments; and (iii) the foreign exchange impact on our Euro denominated debt of $21 million and $44 million as of March 31, 2020 and December 31, 2019, respectively, as we have entered into swaps to convert that debt to U.S.$. 2020 cash component of net debt was increased by $552 million for restricted cash that was in "Other current assets" as this cash was held in escrow at the time and used on April 1, 2020 for the redemption of $535 million of senior notes plus associated accrued interest.

(2)	2020 and 2019 amounts are net of KML NCI of $24 million and $33 million, respectively.
(3)	Amounts are adjusted for Certain Items.

Table 7 Kinder Morgan, Inc. and Subsidiaries Preliminary Supplemental Information (Unaudited, in millions)

	Three Months Ended March 31,
	2020	2019
Segment EBDA
Natural Gas Pipelines (GAAP)	$1,196	$1,203
Certain Items	(17)	(2)
Natural Gas Pipelines Adjusted Segment EBDA	1,179	1,201
Products Pipelines (GAAP)	269	276
Certain Items	4	17
Products Pipelines Adjusted Segment EBDA	273	293
Terminals (GAAP)	257	299
Certain Items	—	—
Terminals Adjusted Segment EBDA	257	299
CO2 (GAAP)	(755)	198
Certain Items	930	(9)
CO2 Adjusted Segment EBDA	175	189
Kinder Morgan Canada (GAAP)	—	(2)
Certain Items	—	2
Kinder Morgan Canada Adjusted Segment EBDA	—	—
Total Segment EBDA (GAAP)	967	1,974
Total Segment EBDA Certain Items	917	8
Total Adjusted Segment EBDA	$1,884	$1,982
Depreciation, depletion and amortization (GAAP)	$(565)	$(593)
Amortization of excess cost of equity investments (GAAP)	(32)	(21)
DD&A and amortization of excess cost of equity investments	(597)	(614)
KMI's share of JV DD&A	(94)	(99)
DD&A attributable to KML NCI	—	5
DD&A and amortization of excess cost of equity investments for DCF	$(691)	$(708)
General and administrative (GAAP)	$(153)	$(154)
Corporate charges	(12)	(7)
Certain Items	25	3
General and administrative and corporate charges (1)	$(140)	$(158)
Interest, net (GAAP)	$(436)	$(460)
Certain Items	1	2
Interest, net (1)	$(435)	$(458)
Income tax expense (GAAP)	$(60)	$(172)
Certain Items	(96)	2
Income tax expense (1)	(156)	(170)
KMI's share of taxable JV income tax expense (1)	(25)	(27)
Income tax expense attributable to KML NCI (1)	—	2
Income tax expense for DCF (1)	$(181)	$(195)
Net income attributable to KML NCI	$—	$(8)
KML NCI associated with Certain Items	—	—
KML NCI (1)	—	(8)
DD&A attributable to KML NCI	—	(5)
Income tax expense attributable to KML NCI (1)	—	(2)
KML NCI DCF adjustments (1)	$—	$(15)

Table 7 (continued) Kinder Morgan, Inc. and Subsidiaries Preliminary Supplemental Information (Unaudited, in millions)

	Three Months Ended March 31,
	2020	2019
Net income attributable to NCI (GAAP)	$(15)	$(11)
Less: KML NCI (1)	—	(8)
Net income attributable to NCI (net of KML NCI (1))	(15)	(3)
NCI associated with Certain Items	—	—
Net income attributable to NCI (net of KML NCI and Certain Items)	$(15)	$(3)
Additional JV information
KMI's share of JV DD&A	$(94)	$(99)
KMI's share of JV income tax expense (1)	(25)	(27)
KMI's share of JV DD&A and income tax expense (1)	$(119)	$(126)
KMI's share of taxable JV cash taxes	$(4)	$—
KMI's share of JV sustaining capital expenditures	$(26)	$(19)
CO2 Segment EBDA (GAAP) to CO2 Segment Free Cash Flow Reconciliation
CO2 Segment EBDA (GAAP)	$(755)	$198
Certain Items:
Change in fair value of derivative contracts	(20)	(9)
Loss on impairments	950	—
CO2 Segment Certain Items	930	(9)
Capital expenditures	(70)	(85)
CO2 Segment Free Cash Flow (1)(2)	$105	$104

Notes
(1)	Amounts are adjusted for Certain Items.
(2)	Includes sustaining and expansion capital expenditures for our CO2 segment.

Table 8 Kinder Morgan, Inc. and Subsidiaries 2020 Outlook Assumptions and Sensitivity Forecast as of April 20, 2020 (Unaudited)

Remaining 9 Months Commodity Volumes and Price Assumptions	Sensitivity Range	Potential Impact to 2020 Adjusted EBITDA (in millions, by segment)
		Natural Gas Pipelines	Products Pipelines	Terminals	CO2	Total
Natural Gas Gathering and Processing Volumes
3,325 Bbtu/d	+/- 5%	$23				$23
Refined Products Volumes (gasoline, diesel and jet fuel)
1,452 MBbl/d for Products Pipelines (the following apply to both the Products Pipelines and Terminals segments) (1)	+/- 5%		$26	$12		$38
Qtr 2: 40% - 45% reduction from budgeted quarter amount
Qtr 3: 10% - 12% reduction from budgeted quarter amount
Qtr 4: 5% - 6% reduction from budgeted quarter amount
Crude Oil & Condensate Pipeline Volumes
587 MBbl/d	+/- 5%		$11			$11
Crude Oil Production Volumes
46 MBbl/d, gross (33 MBbl/d, net)	+/- 5%				$12	$12
Crude Oil Price
$30/bbl	+/- $1/bbl WTI	$0.2	$0.9		$0.5	$1.6
NGL to Crude Oil Price Ratio
Natural Gas Pipelines 49% and CO2 25%	+/- 1%	$0.1			$0.4	$0.5
					Potential Impact to 2020 DCF (in millions)
3-Month LIBOR Interest Rate (2)					Total
0.64%	+/- 10-bp				$2.4

Purpose of Outlook Assumptions and Sensitivity:
The above table provides key assumptions used in our 2020 forecast for the remaining 9 months of 2020 to incorporate the estimated impact of COVID-19 and oil price decline. It also provides estimated financial impacts to 2020 Adjusted EBITDA and DCF for potential changes in those assumptions. These sensitivities are general estimates of anticipated impacts on our business segments and overall business of changes relative to our assumptions; the impact of actual changes may vary significantly depending on the affected asset, product and contract.

Notes
(1)	Potential impact to 2020 Adjusted EBITDA for Terminals includes sensitivity to changes in petroleum coke volume.
(2)
As of March 31, 2020, we had approximately $8.0 billion of fixed-to-floating interest rate swaps on our long-term debt. In March 2020, we fixed the LIBOR component on $2.5 billion of our floating rate swaps through the end of 2020 only. As a result, approximately 17% of the principal amount of our debt balance as of March 31, 2020 was subject to variable interest rates—either as short-term or long-term variable rate debt obligations or as fixed-rate debt converted to variable rates through the use of interest rate swaps.